Exhibit 99.2
Qumu Corporation
Q4 2015
Conference Call
March 9, 2016

Operator

[Introduction]

Vern Hanzlik

Good morning everyone and thank you for joining us for our fourth quarter 2015 earnings conference call.

Some of our comments today may also contain forward-looking statements which are subject to risks, uncertainties and assumptions. Should any of these materialize or should our assumptions prove to be incorrect, actual Company results could differ materially from these forward-looking statements. A description of our risks, uncertainties and assumptions and other factors that could affect our financial results are included in our SEC filings, including our most recent reports on Form 10-K and Form 10-Q.

During our call, we may offer additional metrics to provide further insight into our business or results. This detail may or may not be provided in the future. We may also reference certain unreleased services or features not yet available, and we cannot guarantee the timing or availability of these services or features. So we recommend customers listening today make purchase decisions based on services or features currently available.

With me today is Peter Goepfrich, our CFO. I will begin the call touching on a few fourth quarter financial highlights. Peter will then provide some additional financial commentary. From there I will provide other operational highlights and comments on our market. After that we will open the call to questions.

Fourth Quarter Financial Highlights

•	In the fourth quarter our team delivered on revenue growth, margins and expense management.

◦	We generated record quarterly revenue of $10.1 million, an increase of 21%, compared to the fourth quarter 2014 and full year revenue of $34.5 million an increase of 30%.

◦	Fourth quarter gross margin was 57% and full year gross margin was 49%.

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Our expense reduction program implemented in the third quarter has enabled us to better align our expense structure with revenue. The expense reductions affected all functional areas and included both headcount and outside service providers.

◦	We are now better positioned to improve our financial metrics without compromising our ability to grow.

•	Geographically, the Americas and EMEA markets continued to show strong adoption of enterprise video and our enterprise business performed well.

•	In APAC we continued to make progress developing a pipeline through our partnership with Fujitsu and other partners.

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One of our Americas wins for the quarter was one of the world’s leading pharmaceutical companies. They have thousands of employees and like many businesses they have invested in an ‘inside the firewall’ video platform to maximize employee engagement and collaboration. This company will run live events with our video platform and is expected to expand to the next level with mobile and user generated content.

•	In EMEA, we gained another large pharmaceutical customer. Both of these wins are at the higher end of Qumu’s historic deal sizes.

•
Additionally, seven of our new or expanded customers in fourth quarter were in the financial services industry, providing more evidence of our continuing success in this segment. Overall, twelve of the 50 largest global financial services institutions by revenue are now Qumu customers.

For additional financial commentary, I will now turn the call over to Peter.

Peter Goepfrich

Thank you Vern.

I will comment on a few changes we made to what information is provided in our earnings release. The changes were made to increase transparency and provide information that we use to plan, monitor and evaluate our financial results.

•	In regards to revenue, as the Company continues to transition to more revenue that is recurring in nature, we have provided supplemental information for subscription, maintenance and support revenue.

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Fourth quarter subscription, maintenance and support revenue was $5.2 million compared to $4.2 million in the fourth quarter 2014. Full year subscription, maintenance and support revenue was $18.8 million compared to $12.2 million last year.

•	In regards to overall operating expenses and operating results:

◦	We have separated Sales and Marketing, and General and Administrative expense for reporting purposes.

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Additionally, we have provided supplemental information for Adjusted EBITDA, a non-GAAP measure. Adjusted EBITDA excludes items related to stock-based compensation, depreciation and amortization, interest income and expense, and the impact of income-based taxes.

•
In addition to the new information we are providing, we will no longer specifically call out total bookings because total bookings includes a variety of items long-term in nature and it does not reflect the mix of the underlying bookings. We believe the supplement revenue information now provided is more insightful to our performance.

◦	That said, for this call in an effort to error on the side of transparency, total bookings in the fourth quarter were $12.4 million.

Again, the changes noted were made to increase transparency and provide information that we use to plan, monitor and evaluate our financial results. As we continue to refine and enhance our reporting, we may provide additional supplemental information in the future.

Moving on to few specific operating expense items.

•	Total operating expenses in the fourth quarter were $10.7 million a decrease of $1.4 million compared with the third quarter 2015.

◦	Fourth quarter 2015 results included severance expense of $743,000 and a loss on a third party license agreement of $1.2 million.

◦	Third quarter 2015 results included severance expense of $784,000 and an equipment operating lease loss of $1 million relating to equipment that the we no longer plan to utilize.

As noted in yesterday’s press release, with the expected increased revenue and continued focus on a significant improvement in Adjusted EBITDA, we expect that we will be cash flow breakeven the second half of 2016.

Now back to Vern with additional operating highlights and comments on our market.

Vern Hanzlik

Thanks Peter.

Let me review some our key operational highlights and then we will open the call up for questions.

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We are focusing on three themes as we approach the 2016 operating plan. These themes are becoming part our company’s DNA: Mindfulness in how we run our business; innovation as the core of our software strategy; and leadership in how businesses use video.

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Further, Qumu’s focus on user experience continues to set the bar high against our competitors. Through multiple successful customer proof-of-concept engagements in the 4th quarter, Qumu again has demonstrated that we are the only vendor with technology and solutions available in the market today that are proven to scale to meet the business video challenge. We continue to win business because customers demand the choice, control and completeness of solutions that we can offer.

•
In fourth quarter, close to 80% of our new contracts were on-premise transactions, both for new and existing customers. However we continue to see a trend towards an increasing percentage of cloud and hybrid deployments in our growing pipeline for 2016.

•	Additionally, in 2015 our global renewal rate for maintenance and support, term contracts and SaaS contracts where greater than 90%.

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In 2016, we will continue to advance our cloud and hybrid offerings, which are the foundation of our next generation platform. This new software platform will expand on our current capabilities enabling our customers to use video to enhance their work product even more broadly - every day, everywhere and anytime.

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We also announced a new partnership with Pexip; a new Unified Communications leader that is revolutionizing the way people work and collaborate visually. We are very excited about this global partnership. The integration of our software with Pexip creates a huge value-add for our collective customers.

Enterprise Customers

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We continue to see enterprises deploy their Qumu video software platforms in three ways: on-premise, hybrid and cloud. We had a higher percentage of on-premise deployments for both new and existing customers in the fourth quarter and in our pipeline for the first half of 2016. Despite this, we continue to build our software with a cloud-first approach, while packaging it for all types of deployment options.

•
Our largest enterprise customer for the fourth quarter as I mentioned earlier were in the pharmaceuticals vertical - one in the United States and the other in Germany both where 7 figure transactions. On the other hand, our largest cloud deployment in the fourth quarter was a large retail chain with a $600,000 three year contract value.

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With that said, our main business case for cloud is departmental video communications in large and medium size enterprises, which focuses on user-generated content and/or external video distribution to integrate with marketing automation tools like Eloqua and Marketo as well as websites, social applications and other enterprise content management applications - like SharePoint and Jive.

•	We are seeing a growing demand in our pipelines for hybrid deployments both in our base of customers and net new opportunities - this approach to enterprise video deployment will grow for us in 2016

•	We continue to expand and upgrade our enterprise customers:

◦	In the quarter, we saw 4 large enterprises implement an upgrade to our latest release and expand their video platform footprint.

◦	We closed 13 enterprise deals greater than $200,000 in total contract value with both existing and new customers, and 3 transactions greater than $1 million in bookings for the quarter

•	It was a very productive quarter from an operational and growth standpoint and we are positioned well for 2016.

In summary, we are in a strong position for growth in 2016. We continue to invest into the future with mindful discipline for our product direction, a clear vision for our team and operational momentum to carry us into the year well-positioned to reach our corporate milestone and revenue growth objectives.

Now, we would like to open the call to questions.

Q&A

Vern Hanzlik

Thank you again for joining us today. We look forward to updating you on our first quarter 2016 results in early May. In the meantime, if you have any follow-up questions please contact us directly.